Exhibit 99.1
6,110        shares @        $35.00
943        shares @        $35.03
3,200        shares @        $35.25
2,500        shares @        $35.40
100        shares @        $35.44
100        shares @        $35.47
100        shares @        $35.48
100        shares @        $35.49
100        shares @        $35.55
700        shares @        $35.56
1,100        shares @        $35.63
100        shares @        $35.74